Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

CHINA UNICOM LIMITED

(incorporated in Hong Kong with limited liability under the Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of December 2002.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (the “Group”) for the month of December 2002.

Operational Statistics for the month of December 2002 and the comparative figure for the previous month are as follows:

	December 2002	November 2002
GSM Services:
Aggregated Number of GSM Cellular Services Subscribers	38.623 million	37.850 million
— Post-Paid Subscribers	18.679 million	18.519 million
— Pre-Paid Subscribers	19.944 million	19.331 million
Aggregated Net Addition in 2002 of GSM Cellular Services Subscribers	11.590 million	10.816 million
— Post-Paid Subscribers	2.190 million	2.030 million
— Pre-Paid Subscribers	9.400 million	8.786 million
CDMA Services:
Aggregated Number of CDMA Cellular Services Subscribers	4.491 million	3.706 million
Aggregated Net Addition in 2002 of CDMA Cellular Services Subscribers	4.491 million	3.706 million
International & Domestic Long Distance Telephone Services:
Aggregated Usage Volume in 2002 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	6.3691 billion	5.8444 billion
— Domestic Long Distance	6.2299 billion	5.7168 billion
— International, Hong Kong, Macau & Taiwan Long Distance	0.1392 billion	0.1276 billion
Aggregated Usage Volume in 2002 of Outgoing Calls of IP Telephone (minutes)	6.8794 billion	6.0516 billion
— Domestic Long Distance	6.7523 billion	5.9380 billion
— International, Hong Kong, Macau & Taiwan Long Distance	0.1271 billion	0.1136 billion
Internet Services:
Aggregated Number of Internet Subscribers	7.292 million	7.004 million
Paging Services:
Aggregated Number of Paging Subscribers	17.682 million	18.548 million

Notes:

1.             All the Aggregated Numbers recorded for the months of November and December 2002 are aggregated data reported at 24:00 on 30 November 2002 and 31 December 2002 respectively.

2.             The accounting periods of all the Aggregated Net Additions and all the Aggregated Usage Volumes for the months of November and December 2002 are the period commencing from 0:00 on 1 January 2002 to 24:00 on 30 November 2002 and the period commencing from 0:00 on 1 January 2002 to 24:00 on 31 December 2002 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of November and December 2002 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

By order of the Board CHINA UNICOM LIMITED Ngai Wai Fung Company Secretary

Hong Kong, 20 January 2003